Exhibit 99.1

Expected Unaudited Results

Our fiscal quarter ending March 31, 2023 has not yet been completed. We will not finalize our operating results for the three months ending March 31, 2023 until after the quarter has ended, and our consolidated statements of operations and related notes as of and for the three months ending March 31, 2023 are not expected to be available until after this offering is completed. Set forth below are certain forecasted estimates of our operating results for the three months ending March 31, 2023 compared to our actual operating results for the three months ended March 31, 2022, which estimates are based on information available to our management as of the date hereof. We have prepared these forecasted estimates in good faith based upon our internal reporting. These estimates are preliminary and unaudited, inherently uncertain and subject to change as we complete our financial statements as of and for the three months ending March 31, 2023. These forecasted estimates are not guarantees of actual performance, and are not guarantees of, or indicative of, future performance. Given the timing of these forecasted estimates, we have not completed our customary financial closing and review procedures, including full income tax calculations and management’s review of the results. We may ultimately identify items that would require us to make adjustments to our forecasted estimates of our operating results set forth below during our financial statement preparation process, including, but not limited to, inventory valuation adjustments and profits or losses on interest rate hedges that arise before the end of the quarter, and such adjustments may be material. You should exercise caution in relying on these forecasted estimates and should not place undue reliance on this information or draw any inferences from this information regarding financial or operating data not yet provided or available for the quarter or any future periods. Important factors that could cause our actual results to differ materially from our expectations are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

The forecasted financial data included below has been prepared by, and is the responsibility of, our management. Our independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such forecasted financial data. Accordingly, our independent auditors express no opinion or any other form of assurance with respect thereto. These forecasted operating results are not a comprehensive statement of our financial results as of and for the three months ending March 31, 2023, and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”). Reconciliations of our historical non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included below. The Company is not able to provide a reconciliation of forward-looking non-GAAP financial measures because the Company has not yet completed its financial closing procedures for the three months ending March 31, 2023 and is not able to provide a meaningful or accurate reconciliation or estimation of restructuring expenses and other income (expense), net, without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, such measures. We will provide a full GAAP reconciliation of final Adjusted EBITDA, gross profit, non-GAAP and SG&A, non-GAAP when we report our full financial results for the three months ending March 31, 2023. We expect such full GAAP reconciliation to be consistent with the reconciliations of our historical non-GAAP financial measures to their most directly comparable GAAP-based financial measurements.

We are providing the following forecasted estimates of our operating results for the three months ending March 31, 2023:

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For the three months ending March 31, 2023, we expect retail units sold to be between 76,000 and 79,000 units, compared to 105,185 retail units sold for the three months ended March 31, 2022. This reduction in retail units sold is primarily driven by higher interest rates, lower inventory size, lower advertising expense, and our focus on profitability initiatives.

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For the three months ending March 31, 2023, we expect total net sales and operating revenues to be between $2.4 billion and $2.6 billion, compared to total net sales and operating revenues of $3.5 billion for the three months ended March 31, 2022. The decrease in total net sales and operating revenues is primarily driven by the reduction in retail units sold.

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For the three months ending March 31, 2023, we expect gross profit, non-GAAP to be between $310 million and $350 million, compared to gross profit, non-GAAP of $314 million for the three months ended March 31, 2022. The change in gross profit, non-GAAP is primarily driven by higher total gross profit per retail unit sold offset by lower retail units sold.

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For the three months ending March 31, 2023, we expect total gross profit per unit, non-GAAP to be between $4,100 and $4,400, compared to total gross profit per unit, non-GAAP of $2,985 for the three months ended March 31, 2022. The increase in total gross profit per unit is due to higher retail gross profit per unit, primarily driven by the benefit of a lower inventory allowance adjustment, higher wholesale gross profit, primarily driven by strong wholesale market demand and price appreciation, and higher other gross profit, primarily driven by higher finance receivable, principal sold.

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While we sold more finance receivables in the three months ending March 31, 2023 than in the three months ended December 31, 2022, we expect to end the first quarter with approximately $1.6 billion in finance receivables on our balance sheet, an increase from approximately $1.3 billion on December 31, 2022. We intend to increase our pace of selling finance receivables when capital markets stabilize.

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For the three months ending March 31, 2023, we expect SG&A, non-GAAP to be between $400 million and $440 million, which excludes approximately $55 million of depreciation and amortization expense and $15 million of share-based compensation expense, compared to SG&A, non-GAAP of $662 million, which excludes $37 million of depreciation and amortization expense and $28 million of share-based compensation expense, for the three months ended March 31, 2022. The reduction in SG&A, non-GAAP is primarily driven by our continued focus on operating efficiency and reduced advertising spend.

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For the three months ending March 31, 2023, we expect Adjusted EBITDA to be between $(50) million and $(100) million, compared to Adjusted EBITDA of $(348) million for the three months ended March 31, 2022. The improvement in Adjusted EBITDA is primarily driven by reduced selling, general, and administrative expenses and higher total gross profit per unit, partially offset by lower retail units sold.

Three Months Ended March 31,
2022
(dollars in millions)
Net loss	$(506)
Income tax provision	—
Interest expense	64
Other (income) expense, net	13
Depreciation and amortization expense in cost of sales	8
Depreciation and amortization expense in SG&A	37
Share-based compensation expense in cost of sales	8
Share-based compensation expense in SG&A	28

Adjusted EBITDA(1)(2)	$(348)

Gross profit	$298
Depreciation and amortization expense in cost of sales	8
Share-based compensation expense in cost of sales	8

Gross profit, non-GAAP(1)(3)	$314

SG&A	$727
Depreciation and amortization expense in SG&A	37
Share-based compensation expense in SG&A	28

SG&A, non-GAAP(1)(4)	$662

(1) Adjusted EBITDA, gross profit, non-GAAP, and SG&A, non-GAAP are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income, gross profit or SG&A as determined by GAAP.

(2) Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation, including the CEO Milestone Gift (as defined in the Company’s most recent Annual Report on Form 10-K) in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root, Inc. warrants. Following the acquisition of the U.S. physical auction business of ADESA, Inc. and other ancillary transactions, we are also excluding depreciation and amortization in cost of sales, which was historically only a small component of cost of sales.

(3) Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization in cost of sales, share-based compensation including the CEO Milestone Gift in cost of sales, and restructuring costs, minus revenue related to our Root, Inc. warrants.

(4) SG&A, non-GAAP is defined as GAAP SG&A minus depreciation and amortization in SG&A, share-based compensation, including the CEO Milestone Gift in SG&A, and restructuring costs.

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